                                                                     Exhibit 7.2

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The Company completed its acquisition of the Keyview operations of FTP Software, Inc. (Keyview) on May 30, 1997. The accompanying unaudited pro forma consolidated condensed balance sheet of the Company combines the historical consolidated balance sheet of the Company as of February 28, 1997 and the balance sheet of Keyview as of March 31, 1997 as if such transaction had occurred on February 28, 1997.

         The accompanying unaudited pro forma consolidated condensed statement of operations for the fiscal year ended May 31, 1996 combines the historical consolidated statement of operations of the Company for the year ended May 31, 1996 and the statement of operations of Keyview for the year ended December 31, 1995 as if the acquisition had occurred on June 1, 1995. The accompanying unaudited pro forma consolidated condensed statement of operations for the nine months ended February 28, 1997 combines the unaudited historical consolidated statement of operations of the Company for the nine months ended February 28, 1997 and the statement of operations of Keyview for the year ended December 31, 1996, reduced by the results of operations for the three months ended March 31, 1996, as if the acquisition had occurred on June 1, 1995. The unaudited pro forma consolidated condensed financial statements give effect to the acquisition of Keyview using the purchase method of accounting, and reflect the allocation of the purchase price of approximately $1.3 million primarily to purchased in-process research and development in the amount of $1.1 million, which has been expensed at the date of the acquisition as it had no alternative future use and relates to products for which technological feasibility had not been established, and purchased software in the amount of $184,000. The remainder of the purchase price has been allocated to the remaining tangible assets and liabilities.

         The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations would have been had the acquisition occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that the Company believes are reasonable. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and the financial statements of Keyview and the notes thereto included or incorporated elsewhere herein.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               February 28, 1997
                                 (in thousands)

                                                                                           Pro Forma       Pro Forma
                                                              Verity, Inc.   Keyview      Adjustments     Consolidated
                ASSETS                                         --------     --------       --------         --------
  Current Assets:
      Cash and short-term investments                          $ 22,920     $     37       $(1,300)(1)      $ 21,657
      Accounts receivable                                         8,554                                        8,554
      Prepaid expenses                                            1,769           20                           1,789
      Inventory                                                                   23                              23
                                                               --------     --------       --------         --------
               Total current assets                              33,243           80         (1,300)          32,023

  Property and equipment, at cost,
  net of accumulated depreciation                                 9,182          273           (192)(1)        9,263

  Long-term investments                                          10,188                                       10,188
  Other assets                                                      870                         184 (1)        1,054
                                                               --------     --------       --------         --------
                Total assets                                   $ 53,483     $    353       $ (1,308)        $ 52,528
                                                               ========     ========       ========         ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
      Current portion of long-term debt and capital lease
        obligations                                            $    648                                     $    648
      Trade accounts payable and other accrued liabilities        6,695     $     75                           6,770
      Deferred revenue                                            3,568           35                           3,603
                                                               --------     --------                        --------
               Total current liabilities                         10,911          110                          11,021

Long-term debt and capital lease obligations,
      net of current portion                                        291                                          291
                                                               --------     --------                        --------
               Total liabilities                                 11,202          110                          11,312

Parent company investment and divisional equity                                  243       $   (243)(1)

Stockholders' equity                                             42,281                      (1,065)(1)       41,216
                                                               --------     --------       --------         --------
                Total liabilities and stockholders' equity     $ 53,483     $    353       $ (1,308)        $ 52,528
                                                               ========     ========       ========         ========

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         For the year ended May 31, 1996
                      (in thousands, except per share data)


                                                                         Pro Forma      Pro Forma
                                               Verity, Inc.   Keyview   Adjustments   Consolidated
                                                 --------    --------    --------       --------
Revenues                                         $ 30,718    $    370                   $ 31,088
Cost of revenues                                    4,859         162    $     61 (3)      5,082
                                                 --------    --------    --------       --------
               Gross profit                        25,859         208         (61)        26,006
                                                 --------    --------    --------       --------
Operating expenses:
     Research and development                       8,488       1,587                     10,075
     Acquisition of in-process research
      and development                                 381                                    381
     Marketing and sales                           14,912                                 14,912
     General and administrative                     3,469       1,560                      5,029
                                                 --------    --------    --------       --------
               Total operating expenses            27,250       3,147                     30,397
                                                 --------    --------    --------       --------

Loss from operations                               (1,391)     (2,939)        (61)        (4,391)
Other income, net                                   1,078          24         (77)(4)      1,025
                                                 --------    --------    --------       --------
Net loss                                         $   (313)   $ (2,915)   $   (138)      $ (3,366)
                                                 ========    ========    ========       ========
Accretion to redemption value of mandatorily
redeemable convertible preferred stock           $   (611)                              $   (611)
                                                 ========                               ========
Net loss applicable to common stockholders       $   (924)                              $ (3,977)
                                                 ========                               ========
Net loss per share                               $  (0.12)                              $  (0.51)
                                                 ========                               ========
Number of shares used in per share calculation      7,829                                  7,829
                                                 ========                               ========

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  For the nine months ended February 28, 1997
                     (in thousands, except per share data)

                                                                         Pro Forma        Pro Forma
                                               Verity, Inc.   Keyview   Adjustments     Consolidated
                                                 --------    --------    --------         --------
Revenues                                         $ 31,531    $    725    $   (119)(2)      $ 32,137
Cost of revenues                                    4,975         180           3 (2)(3)      5,158
                                                 --------    --------    --------          --------
               Gross profit                        26,556         545        (122)           26,979
                                                 --------    --------    --------          --------
Operating expenses:
     Research and development                      10,839         906        (256)(2)        11,489
     Acquisition of in-process research
       and development                             10,029                                    10,029
     Marketing and sales                           15,454                                    15,454
     General and administrative                     3,548       1,679        (601)(2)         4,626
                                                 --------    --------    --------          --------
               Total operating expenses            39,870       2,585        (857)           41,598
                                                 --------    --------    --------          --------

Loss from operations                              (13,314)     (2,040)        735 (2)       (14,619)
Other income, net                                   1,428           9         (59)(2)(4)      1,378
                                                 --------    --------    --------          --------
Net loss                                         $(11,886)   $ (2,031)   $    676 (2)      $(13,241)
                                                 ========    ========    ========          ========
Net loss per share                               $  (1.10)                                 $  (1.23)
                                                 ========                                  ========
Number of shares used in per share calculation     10,800                                    10,800
                                                 ========                                  ========



Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

         (1) The amount of the purchase price allocated to purchased research and development, which had no alternative future use and relates to products for which technological feasibility had not been established, was expensed at the acquisition date. Due to the non-recurring nature of the purchased research and development, it has been assumed to have been charged to operations before the beginning of the pro forma periods. The difference between the total purchase price and the amount expensed to research and development was allocated to the tangible and intangible assets and liabilities of Keyview's balance sheet as of February 28, 1997.

         (2) Elimination of the results of operations for the three months ended March 31, 1996 from Keyview's results of operations for the year ended December 31, 1996 to arrive at the representative nine months of operations.

         (3) Amortization of purchased technology of $184,000 for twelve months ended May 31, 1996 and nine months ended February 28, 1997, respectively, over an estimated life of three years.

         (4) Reduction of interest income from cash used in the purchase of Keyview for the twelve months ended May 31, 1996 and nine months ended February 28, 1997, respectively.